AMENDMENT TO
                           TOP AIR MANUFACTURING, INC.
                                STOCK OPTION PLAN


         WHEREAS, Top Air Manufacturing, Inc. ("Company") as heretofore adopted the Top Air Manufacturing, Inc.'s Stock Option Plan (the "Plan") effective November 6, 1992; and

         WHEREAS, Article VIII of the Plan permits the amendment thereof by the Board of Directors of the Company (the "Board"); and

         WHEREAS, the Board has this date authorized the amendment to Section G of Article IV of the Plan to permit the exercise of options granted thereunder following the termination of the optionee's employment or service as a director, as the case may be, for reasons other than the "retirement" (as defined in the Plan), permanent disability or death of the optionee, for a period of three months following such termination.

         NOW, THEREFORE, the Plan is hereby amended by deleting the first paragraph of Section G of Article IV of the Plan and substituting the following in lieu thereof:

         "G. Termination of Employment or Cessation of Service as a Director. In the event an individual's employment with the Company or term of service as a director shall terminate for reasons other than: (i) retirement in accordance with the terms of a retirement plan of the Company ("retirement"); (ii) permanent disability (as defined in Section 22(e)(3) of the Code); or (iii) death, the individual's Options shall terminate three months from the date on which such termination occurs, and shall not be exercisable to any extent as of and after such time."

         This Amendment shall be effective as of October 1, 1995 with respect to all options granted under the Plan from and after such date.

         IN WITNESS WHEREOF, the Company has caused the Amendment to be executed this 1st day of October, 1995.